Exhibit 99.1

Furniture Brands International, Inc.

1 North Brentwood Blvd.

St. Louis, Missouri 63105

For Further Information Call

Steven G. Rolls

Furniture Brands

Chief Financial Officer

314-889-3520

or

Farah Soi

ICR

203-682-8200

FURNITURE BRANDS INTERNATIONAL REPORTS

FIRST QUARTER 2012 FINANCIAL RESULTS

St. Louis, Missouri, May 3, 2012 — Furniture Brands International (NYSE: FBN) today announced financial results for the first quarter ended March 31, 2012.

•	Net sales of $287.3 million in the first quarter of 2012, a decline of 3.6% compared to net sales of $297.9 million in the first quarter of 2011

•	Operating income of $1.4 million as compared to an operating loss of $2.1 million in the first quarter of 2011

•	Earnings per share of $0.01 as compared to a $0.06 loss per share in the prior year period

Mr. Ralph Scozzafava, Chairman and CEO stated, “We were pleased to report an improvement in operating earnings this quarter as the cost and efficiency initiatives put in place are yielding the intended results. We are focused on driving sales by developing relevant product and values that resonate with customers, providing the highest level of service to our dealer partners and improving the performance of our company owned stores. We will do this while staying disciplined on the cost and capital allocation front in order to continue to improve profitability and deliver on our 2012 goal of generating positive free cash flow.”

Net sales for the first quarter of 2012 were $287.3 million, a decline of 3.6% compared to net sales of $297.9 million in the first quarter of 2011. First quarter 2012 retail sales at the 64 company-owned stores and showrooms totaled $35.5 million compared with retail sales of $39.0 million at 65 company owned stores and showrooms in the prior year period. First quarter of 2012 same-store sales at the 44 Thomasville stores that the company has owned for more than 15 months were even with the first quarter of 2011, following a 17% increase in the prior year period.

Gross profit for the first quarter of 2012 was $71.4 million and gross margin was 24.9% compared to $77.5 million in gross profit and 26.0% gross margin in the prior year period. The decrease in first quarter 2012 gross margin was primarily due to new product rollout and clearance of older inventory, partially offset by a higher retail margin and lower expenses resulting from prior restructuring activities.

Selling, general and administrative expenses for the first quarter of 2012 totaled $70.0 million as compared to $79.6 million in the first quarter of 2011. This decrease was primarily due to lower expenses resulting from prior cost reduction activities, lower non-working marketing spend, and favorability on benefits expenses.

The Company had a pretax profit of $0.9 million in the first quarter of 2012 as compared to a pretax loss of $2.3 million in the prior year period.

For the first quarter of 2012, Furniture Brands reported a net profit of $0.4 million, or $0.01 per share compared to a net loss of $3.1 million, or $0.06 loss per share in the first quarter of 2011.

An increase in accounts receivable, resulting from increasing sales throughout the quarter, particularly in March, drove a sequential increase in working capital and the Company ended the quarter with a cash balance of $15.4 million and a debt balance of $77 million.

Upcoming Investor Event

A conference call will be held to discuss first quarter results at 7:30 a.m. (Central Time) on May 3, 2012. Those wishing to participate should call 800-322-2803 (domestic calls) or 617-614-4925 (international calls) and reference passcode 38551706. The call can also be accessed in the Upcoming Investor Events section of the company’s website at furniturebrands.com under “Investor Info”. Access to the call and the release will be archived for one year.

For those unable to attend the conference call, it will be available via taped replay from 10:30 a.m. (Central Time) on May 3, 2012 through 5:00 p.m. (Central Time) on May 10, 2012. That replay can be accessed by dialing 888-286-8010 (617-801-6888 for international calls) and entering passcode 66735792.

About Furniture Brands

Furniture Brands International, Inc. (NYSE: FBN) is a world leader in designing, manufacturing, sourcing and retailing home furnishings. Furniture Brands markets products through a wide range of channels, including its own Thomasville retail stores and through interior designers, multi-line/independent retailers and mass merchant stores. Furniture Brands’ portfolio includes some of the best known and most respected brands in the furniture industry, including Thomasville, Broyhill, Lane, Drexel Heritage, Henredon, Pearson, Hickory Chair, Lane Venture, Maitland-Smith and La Barge. To learn more, visit furniturebrands.com.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this document and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our anticipated growth, operating results, future earnings per share, or plans and objectives, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “will,” “believe,” “positioned, “ “estimate,” “project,” “target,” “continue,” “intend,” “expect,” “future,” “anticipates,” and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, and in our other subsequent public filings with the Securities and Exchange Commission. Such factors include,

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but are not limited to: risks associated with the execution of our strategic plan; changes in economic conditions; loss of market share due to competition; changes in our pension funding obligations; failure to forecast demand or anticipate or respond to changes in consumer tastes and fashion trends; failure to achieve projected mix of product sales; business failures of large customers; distribution realignments; manufacturing realignments and cost savings programs; increased reliance on offshore (import) sourcing of various products; fluctuations in the cost, availability and quality of raw materials; product liability uncertainty; environmental regulations; future acquisitions; loss of key personnel; impairment of intangible assets; anti-takeover provisions which could result in a decreased valuation of our common stock; loss of funding sources or our inability to secure additional financing to meet our operating and capital needs; and our ability to open and operate new retail stores successfully. It is routine for internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this report or other periodic reports are made only as of the date made and may change. While we may elect to update forward-looking statements at some point in the future, we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

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FURNITURE BRANDS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

(unaudited)

	Three Months Ended
	March 31,	March 31,
	2012	2011
Net sales	$287,258	$297,856
Cost of sales	215,816	220,312

Gross profit	71,442	77,544
Selling, general & administrative expenses	70,007	79,598

Earnings (loss) from operations	1,435	(2,054)
Interest expense	750	761
Other income, net	204	511

Earnings (loss) before income tax expense	889	(2,304)
Income tax expense	510	754

Net earnings (loss)	$379	$(3,058)

Net earnings (loss) per common share:
Basic and diluted	$0.01	$(0.06)

Weighted average common shares outstanding:
Basic	55,031	54,818
Diluted	55,180	54,818

FURNITURE BRANDS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$15,418	$25,387
Receivables, less allowances of $11,152 ($10,413 at December 31, 2011)	131,142	107,974
Inventories	225,514	228,155
Prepaid expenses and other current assets	10,805	9,490

Total current assets	382,879	371,006

Property, plant and equipment, net	114,822	115,803
Trade names	77,508	77,508
Other assets	47,330	50,179

	$622,539	$614,496

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$98,399	$85,603
Accrued expenses	49,513	53,551

Total current liabilities	147,912	139,154

Long-term debt	77,000	77,000
Deferred income taxes	19,775	19,330
Pension liability	182,740	185,991
Other long-term liabilities	59,728	60,740
Shareholders’ equity	135,384	132,281

	$622,539	$614,496

FURNITURE BRANDS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	March 31,	March 31,
	2012	2011
Cash flows from operating activities:
Net earnings (loss)	$379	$(3,058)
Adjustments to reconcile net earnings (loss) to net cash used in operating activities:
Depreciation and amortization	4,968	6,114
Compensation expense related to stock option grants and restricted stock awards	596	974
Other, net	226	(791)
Changes in operating assets and liabilities:
Accounts receivable	(23,167)	(9,120)
Inventories	2,641	(5,820)
Prepaid expenses and other assets	(1,300)	(2,515)
Accounts payable and other accrued expenses	8,934	10,663
Deferred income taxes	268	(6)
Other long-term liabilities	(2,139)	(1,452)

Net cash used in operating activities	(8,594)	(5,011)

Cash flows from investing activities:
Proceeds from the disposal of assets	51	2,212
Additions to property, plant, equipment and software	(1,440)	(8,340)

Net cash used in investing activities	(1,389)	(6,128)

Cash flows from financing activities:
Other	14	21

Net cash provided by financing activities	14	21

Net decrease in cash and cash equivalents	(9,969)	(11,118)
Cash and cash equivalents at beginning of period	25,387	51,964

Cash and cash equivalents at end of period	$15,418	$40,846

Supplemental disclosure:
Cash refunds for income taxes, net	$63	$606

Cash payments for interest expense	$823	$652

FURNITURE BRANDS INTERNATIONAL, INC.

SUPPLEMENTAL RETAIL INFORMATION

(dollars in thousands)

(unaudited)

	Thomasville Stores (a)		All Other Retail Locations (b)
	Three Months Ended		Three Months Ended
	March 31,	March 31,	March 31,	March 31,
	2012	2011	2012	2011
Net sales	$27,458	$28,980	$8,033	$10,015
Cost of sales	15,666	17,628	5,002	6,691

Gross profit	11,792	11,352	3,031	3,324
Selling, general & administrative expenses—open stores	14,868	15,645	3,922	5,247

Loss from operations—open stores (c)	(3,076)	(4,293)	(891)	(1,923)
Selling, general & administrative expenses—closed stores (d)	—	—	939	1,422

Loss from operations—retail operations (c)	$(3,076)	$(4,293)	$(1,830)	$(3,345)

Number of open stores and showrooms at end of period	48	47	16	18
Number of closed locations at end of period	—	—	23	27

Same-store-sales (e):
Percentage change	0%	17%	(f )	(f )
Number of stores	44	46

a)	This supplemental data includes company-owned Thomasville retail store locations that were open during the period.
b)	This supplemental data includes all company-owned retail locations other than open Thomasville stores ("all other retail locations").
c)	Loss from operations does not include our wholesale profit on the above retail net sales.
d)	SG&A—closed stores includes occupancy costs, lease termination costs, and costs associated with closed store lease liabilities.
e)	The Thomasville same-store-sales percentage is based on sales from stores that have been in operation and company-owned for at least 15 months, including any stores that had been opened for at least 15 months but were closed during the period.
f)	Same-store-sales data is not meaningful and is not presented for all other retail locations because results include retail store locations of multiple brands including six Drexel Heritage stores, one Henredon store, one Broyhill store, and eight designer showrooms at March 31,2012; and other than designer showrooms, it is not one of our long-term strategic initiatives to grow non-Thomasville brand company-owned retail locations.